Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-218459) pertaining to the Triangle Capital Corporation Omnibus Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-141827) pertaining to the Triangle Capital Corporation Amended and Restated 2007 Equity Incentive Plan, and

(3)	Registration Statement (Form S-8 No.333-185892), pertaining to the Triangle Capital Corporation 2007 Equity Incentive Plan;
of our reports dated February 28, 2018, with respect to the consolidated financial statements of Triangle Capital Corporation and the effectiveness of internal control over financial reporting of Triangle Capital Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 28, 2018